Exhibit 99(a)(5)(B)

COMPUCREDIT HOLDINGS CORPORATION

NOTICE OF REPURCHASE OPTION

3.625% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP NUMBERS: 20478N AA 8 AND 20478N AB 6

April 11, 2012

To the Beneficial Owners of the 3.625% Convertible Senior Notes Due 2025 (the “Securities”) issued by CompuCredit Holdings Corporation:

CompuCredit Holdings Corporation, as successor Person under Article 5 of the Indenture (as defined below) to CompuCredit Corporation (the “Issuer”), by this written notice hereby notifies you, pursuant to Section 3.07 of that certain Indenture (the “Indenture”), dated as of May 27, 2005, between the Issuer and U.S. Bank National Association, as successor to Wachovia Bank, National Association, that you may request the Issuer to repurchase your Securities by delivery of a Repurchase Notice. Included herewith is the form of Repurchase Notice to be completed by you if you wish to have your Securities repurchased by the Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1. Repurchase Date: May 30, 2012; Payment will be made on May 31, 2012, with no additional interest after May 30, 2012.

2. Repurchase Price:100% of the principal amount of the Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Liquidated Damages, if any, on the Securities, up to, but not including, the Repurchase Date.

3. Conversion Rate: To the extent described in Item 5 below, each $1,000 principal amount of the Securities is convertible into 34.1165 shares of the Issuer’s common stock, no par value (the “Common Stock”), subject to adjustment.

4. Paying Agent and Conversion Agent:

U.S. Bank Corporate Trust Services

Attn: Specialized Finance

Mail Code: EP-MN-WS2N

60 Livingston Avenue

St. Paul, MN 55107-2292

5. The Securities as to which you have delivered a Repurchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article 10 of the Indenture and the terms of the Securities only if you withdraw such Repurchase Notice pursuant to the terms of the Indenture. You may be entitled to have your Securities converted into a combination of cash and shares of the Issuer’s Common Stock:

(i) during any fiscal quarter commencing after June 30, 2005 (and only during such quarter), if the last reported sale price (as defined in the Indenture) of the Issuer’s Common Stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter was 130% or more of the conversion price (as defined in the Indenture) on such trading day;

(ii) if the Issuer has called the Securities for redemption; or

(iii) upon the occurrence of certain specified corporate transactions described in the Indenture.

6. The Securities as to which you have delivered a Repurchase Notice must be surrendered by you (by effecting book-entry transfer of the Securities or delivering Certificated Securities, together with necessary endorsements, as the case may be) to U.S. Bank Corporate Trust Services at Attn: Specialized Finance, Mail Code: EP-MN-WS2N, 60 Livingston Avenue, St. Paul, MN 55107-2292, in order for you to collect the Repurchase Price.

7. The Repurchase Price for the Securities as to which you have delivered a Repurchase Notice and not withdrawn such Repurchase Notice shall be paid promptly following the later of the business day immediately following such Repurchase Date and the date you deliver such Securities to U.S. Bank Corporate Trust Services.

8. In order to exercise your option to have the Issuer repurchase your Securities, you must deliver the Repurchase Notice, duly completed by you with the information required by such Repurchase Notice (as specified in Section 3.07 of the Indenture) and deliver such Repurchase Notice to the Paying Agent at any time from 9:00 a.m. on May 1, 2012 until 5:00 p.m. on May 30, 2012.

9. In order to withdraw any Repurchase Notice previously delivered by you to the Paying Agent, you must deliver to the Paying Agent, by 5:00 p.m. on May 30, 2012, a written notice of withdrawal specifying (i) the certificate number, if any, of the Securities in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the Securities in respect of which such notice of withdrawal is being submitted, and (iii) if you are not withdrawing your Repurchase Notice for all of your Securities, the principal amount of the Securities which still remain subject to the original Repurchase Notice.

10. Unless the Issuer defaults in making the payment of the Repurchase Price owed to you, Interest, Contingent Interest, if any, and Liquidated Damages, if any, on your Securities as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date.

11. Cusip Numbers: 20478N AA 8

                                  20478N AB 6

CompuCredit Holdings Corporation